NEWS RELEASE

THE ANDERSONS, INC. REPORTS FOURTH QUARTER & FULL YEAR RESULTS
Record Full-Year Earnings of $3.84 per Diluted Share
Fourth Quarter Earnings of $0.89 per Diluted Share
Ethanol Group Leads Earnings Results

MAUMEE, OHIO, FEBRUARY 10, 2015 The Andersons, Inc. (Nasdaq: ANDE) today announces financial results for the fourth quarter and full year ended December 31, 2014.

Highlights

•	Record full-year earnings of $3.84 per diluted share, unadjusted.

•	The Ethanol Group delivered full-year operating income of $92.3 million, far exceeding its prior best year of $50.6 million in 2013.

•	Continued growth in the fourth quarter highlighted by the acquisition of Auburn Bean & Grain.

“We are pleased with our results in 2014. The company’s earnings this year have clearly been led by the exceptionally strong performance of our ethanol business in a very supportive market,” said CEO Mike Anderson. “After excluding the one-time pre-tax gain of $17.1 million from the partial redemption of our investment in Lansing Trade Group, our full year adjusted results of $3.46 per share were the highest in the company’s history. The company will begin to report adjusted earnings in the future, as we do for the first time below.

“During the quarter we continued to grow. This is highlighted by the purchase of Auburn Bean & Grain (AB&G), which added six grain and four agronomy locations throughout central Michigan and serves as a nice geographic fit between our other Michigan assets and our Thompsons joint venture in Ontario,” added Mr. Anderson. “The integration of AB&G is proceeding well, and its locations were additive to income in the fourth quarter. AB&G added grain storage capacity of about 18.1 million bushels, and 16,000 tons of dry and 3.7 million gallons of liquid nutrient capacity.”

Financial and Operating Highlights

Net income for 2014 attributable to the company was a record $109.7 million, or $3.84 per diluted share, on revenues of $4.5 billion. Last year earnings were $89.9 million, or $3.18 per diluted share on revenues of $5.6 billion. Full-year 2014 adjusted earnings were $99.1 million, or $3.46 per diluted share, when the Lansing Trade Group gain was excluded. (See the Reconciliation to Adjusted Net Income Table for a discussion and reconciliation of income and adjusted income.)

The company earned $25.9 million in the fourth quarter of 2014, or $0.89 per diluted share, on revenues of $1.3 billion. In the same three month period of 2013, the company reported net income of $30.7 million, or $1.08 per diluted share, on revenues of $1.6 billion.

•	Revenues were down this year within the company’s agricultural businesses due to lower commodity prices. The majority of the decrease was within the Grain Group where the average price per bushel sold decreased by 28 percent, which more than offset the slight increase in bushels sold.

•	The harvest was protracted in a number of states in which the company does business, primarily due to weather conditions.

•	The ethanol plants benefitted from operational improvements made the past three years, with records being achieved for ethanol production, ethanol yields, and corn oil yields.

•	The Ethanol Group realized solid margins in 2014, however, fourth quarter margins were lower than the same period of the prior year.

•	The Andersons received $89.5 million in net cash distributions from its non-consolidated ethanol investments in 2014.

•
The distillers dried grain market, which was negatively impacted by a decline in the Chinese import market in the third quarter, rebounded late in the fourth quarter and it is again selling at levels significantly above 100 percent of corn value.

•	Fourth quarter volume for the Plant Nutrient Group was down approximately 19 percent due to a late harvest and poor weather conditions.

•
The Rail Group’s income was down in 2014 due primarily to gains on railcar sales declining by $3.6 million, one-time gains in 2013 of $4.3 million from legal settlements, and an increase in freight and maintenance expense to move idle railcars into service, the benefits of which will be seen in future periods.

•	The Rail Group’s utilization rate has increased for eight consecutive quarters and ended the year at 91.0 percent.

2015 Outlook

There are solid fundamentals supporting the company’s core businesses going into 2015, although results will likely be below 2014 records, in part because the $17.1 million dollar pre-tax gain on the partial sale of Lansing Trade Group will not be repeated.

•
Corn acres to be planted in 2015 are estimated to be 88 to 89 million acres, which is down 2 to 3 percent from 2014. Bean acres to be planted are estimated to be roughly 85 million acres, which is very similar to or slightly higher than 2014.  Assuming trend yields, this should create a good base for the company’s grain business in 2015. Further, continued strong performance from the Grain Group’s equity investments is anticipated.

•
Early 2015 ethanol margins are well below 2014 margins, and are expected to average lower for the full year.  Factors impacting current margins include lower crude price, greater ethanol production and marginally rising ethanol stocks.  On a positive note, higher gasoline demand, improved demand and prices for distillers dried grains in relation to corn price, an ample corn supply, and the potential for improved export demand as the year progresses could contribute to improved ethanol margins later in the year.

•
The anticipated acres to be planted creates a good environment for the Plant Nutrient Group to participate in as well. Additionally, if there is normal spring weather some of the volume lost in the fourth quarter of 2014 is expected to be regained in the first half of 2015.

•	The Rail Group is expected to have improved financial results as it will benefit from increased lease and utilization rates.

Conference Call

The company will host a webcast on Wednesday, February 11, 2015 at 11:00 A.M. ET, to discuss its performance. To dial-in to the call, the number is 866-825-3209 (participant passcode is 28990476). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/dwpegcgm/lan/en. Log on. Click on the phone icon at the bottom of the “webcast window” on the left side of the screen. Then, you will be provided with the conference call number and passcode. Click the gear set icon (left of the telephone icon) and select ‘Live Phone’ to synchronize the presentation with the audio on your phone. A replay of the call can also be accessed under the heading “Investor” on the company website at www.andersonsinc.com.

Forward Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. The Andersons, Inc. is located on the Internet at www.andersonsinc.com.

Investor Relations Contact

Jim Burmeister
Phone: 419-891-5848
E-mail: Jim_Burmeister@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2014	2013	2014	2013
Sales and merchandising revenues	$1,271,768	$1,584,266	$4,540,071	$5,604,574
Cost of sales and merchandising revenues	1,157,817	1,474,689	4,142,932	5,239,349
Gross profit	113,951	109,577	397,139	365,225

Operating, administrative and general expenses	94,884	85,768	318,881	278,433
Interest expense	5,359	4,253	21,760	20,860
Other income:
Equity in earnings of affiliates	19,892	28,714	96,523	68,705
Other income, net	6,031	3,253	31,125	14,876
Income before income taxes	39,631	51,523	184,146	149,513
Income tax provision	11,664	16,904	61,501	53,811
Net income	27,967	34,619	122,645	95,702
Net income (loss) attributable to the noncontrolling interests	2,075	3,958	12,919	5,763
Net income attributable to The Andersons, Inc.	$25,892	$30,661	$109,726	$89,939

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.89	$1.09	$3.85	$3.20
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.89	$1.08	$3.84	$3.18
Dividends paid	$0.14	$0.11	$0.47	$0.43

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

(in thousands, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Net income attributable to The Andersons, Inc.	$25,892	$30,661	$109,726	$89,939
Items impacting other income, net:
Partial redemption of investment in Lansing Trade Group	—	—	(10,656)	—
Total adjusting items	—	—	(10,656)	—
Adjusted net income attributable to The Andersons, Inc.	$25,892	$30,661	$99,070	$89,939

Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.89	$1.08	$3.84	$3.18

Impact on diluted earnings per share	—	—	(0.38)	—
Adjusted diluted earnings per share	$0.89	$1.08	$3.46	$3.18

The Andersons, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$114,704	$309,085
Restricted cash	429	408
Accounts receivable, net	183,059	173,930
Inventories	795,655	614,923
Commodity derivative assets - current	92,771	71,319
Deferred income taxes	7,337	4,931
Other current assets	60,492	47,188
Total current assets	1,254,447	1,221,784

Other assets:
Commodity derivative assets - noncurrent	507	246
Other assets, net	131,527	118,010
Pension assets	—	14,328
Equity method investments	232,513	291,109
	364,547	423,693
Rail Group assets leased to others, net	297,747	240,621
Property, plant and equipment, net	453,607	387,458
Total assets	$2,370,348	$2,273,556

Liabilities and equity
Current liabilities:
Short-term debt	$2,166	$—
Accounts payable for grain	535,974	592,183
Other accounts payable	170,849	154,599
Customer prepayments and deferred revenue	99,617	59,304
Commodity derivative liabilities – current	64,075	63,954
Accrued expenses and other current liabilities	78,610	70,295
Current maturities of long-term debt	76,415	51,998
Total current liabilities	1,027,706	992,333

Other long-term liabilities	15,507	15,386
Commodity derivative liabilities – noncurrent	3,318	6,644
Employee benefit plan obligations	59,308	39,477
Long-term debt, less current maturities	298,638	375,213
Deferred income taxes	137,113	120,082
Total liabilities	1,541,590	1,549,135
Total equity	828,758	724,421
Total liabilities and equity	$2,370,348	$2,273,556

The Andersons, Inc.
Segment Data (unaudited)

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Three months ended December 31, 2014
Revenues from external customers	$867,521	$171,326	$137,790	$31,221	$24,940	$38,970	$—	$1,271,768
Gross profit	53,464	9,284	18,877	13,193	7,734	11,399	—	113,951
Equity in earnings of affiliates	7,102	12,790	—	—	—	—	—	19,892
Other income, net	4,483	22	69	805	92	235	325	6,031
Income (loss) before income taxes	24,024	19,353	381	5,556	181	1,046	(10,910)	39,631
Income (loss) attributable to the noncontrolling interests	(2)	2,077	—	—	—	—	—	2,075
Operating income (loss) (a)	$24,026	$17,276	$381	$5,556	$181	$1,046	$(10,910)	$37,556
Three months ended December 31, 2013
Revenues from external customers	$1,124,265	$197,032	$170,732	$32,306	$22,557	$37,374	$—	$1,584,266
Gross profit	44,570	13,323	21,979	12,328	6,542	10,835	—	109,577
Equity in earnings of affiliates	8,182	20,532	—	—	—	—	—	28,714
Other income (expense), net	682	(66)	634	987	105	185	726	3,253
Income (loss) before income taxes	22,127	30,577	6,240	6,171	(1,369)	(3,861)	(8,362)	51,523
Income (loss) attributable to the noncontrolling interest	(3)	3,961	—	—	—	—	—	3,958
Operating income (loss) (a)	$22,130	$26,616	$6,240	$6,171	$(1,369)	$(3,861)	$(8,362)	$47,565
Twelve months ended December 31, 2014
Revenues from external customers	$2,682,038	$765,939	$668,124	$148,954	$134,209	$140,807	$—	$4,540,071
Gross profit	131,129	48,057	87,619	59,762	29,320	41,252	—	397,139
Equity in earnings of affiliates	27,643	68,880	—	—	—	—	—	96,523
Other income, net	21,450	223	3,262	3,094	1,110	955	1,031	31,125
Income (loss) before income taxes	58,126	105,186	23,845	31,445	669	(620)	(34,505)	184,146
Income (loss) attributable to the noncontrolling interests	(10)	12,929	—	—	—	—	—	12,919
Operating income (loss) (a)	$58,136	$92,257	$23,845	$31,445	$669	$(620)	$(34,505)	$171,227
Twelve months ended December 31, 2013
Revenues from external customers	$3,617,943	$831,965	$708,654	$164,794	$140,512	$140,706	$—	$5,604,574
Gross profit	118,517	32,512	86,682	58,864	29,289	39,361	—	365,225
Equity in earnings of affiliates	33,122	35,583	—	—	—	—	—	68,705
Other income, net	2,120	399	1,093	7,666	690	501	2,407	14,876
Income (loss) before income taxes	46,794	56,374	27,275	42,785	4,744	(7,534)	(20,925)	149,513
Income (loss) attributable to the noncontrolling interest	(11)	5,774	—	—	—	—	—	5,763
Operating income (loss) (a)	$46,805	$50,600	$27,275	$42,785	$4,744	$(7,534)	$(20,925)	$143,750
(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.